EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Countrywide Financial Corporation:

We have issued our report dated February 27, 2004, except for Schedule I, as to which the date is March 11, 2005, accompanying the consolidated financial statements and schedules included in the Annual Report of Countrywide Financial Corporation on Form 10-K for the fiscal year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Countrywide Financial Corporation on Form S-3 (File No. 333-06473, effective August 2, 1996, as amended October 30, 2001; File No. 333-72484, effective November 15, 2001; and File Nos. 333-131707, 333-131707-01, 333-131707-02, 333-131707-03, effective February 9, 2006) and on Form S-8 (File No. 33-17271, effective October 6, 1987, as amended December 20, 1988, and as amended December 13, 1989; File No. 33-69498, effective September 28, 1993; File No. 333-08638, effective March 28, 1997; File No. 333-66095, effective October 23, 1998; File No. 333-73089, effective March 1, 1999 as amended April 19, 2002; File No. 333-87417, effective September 20, 1999; File No. 333-47096, effective October 2, 2000; File No. 333-47128, effective October 2, 2000; File No. 333-75990, effective December 27, 2001; File No. 333-106560, effective June 27, 2003; File No. 333-107649, effective August 5, 2003; File No. 333-112994, effective February 20, 2004; and File No. 333-118363, effective August 19, 2004).

/s/ Grant Thornton LLP

Los Angeles, California
February 27, 2006